EXHIBIT 23.3

Craig L. Parkinson
PO Box 3481
Grass Valley CA  95945

To: Emerald Isle Exploration Ltd.

I, Craig L. Parkinson, Geologist (State of Arizona, Registration #30843), hereby consent to the inclusion and reference of the Beowulf Properties Corp. report titled, “Summary Report on the Gold Eagle Mine Property,” dated June 1, 2013, in the Registration Statement on Form S-1 filed by Emerald Isle Exploration Ltd., with the United States Securities and Exchange Commission.  I reviewed, edited and approved the report in my capacity as Emerald Isle’s geological expert.   I concur with the summary of the information in the report disclosed and agree to being named as an expert in the referenced Registration Statement.

Dated:  August 12, 2013

/s/ Craig L. Parkinson
CRAIG L PARKINSON